Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Experts,” “Summary Consolidated Financial Data,” and “Selected Consolidated Financial Data” and to the use of our report dated February 18, 2005 (except for the Reclassifications paragraph of Note 1, as to which the date is July 7, 2006), with respect to the 2004 and 2003 consolidated financial statements and schedule of Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-133542) and related Prospectus of Goldleaf Financial Solutions, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Nashville, Tennessee
July 7, 2006